As filed with the Securities and Exchange Commission on July 2, 2026

Registration No. 333-296946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CATHETER PRECISION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	38-3661826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1670 Highway 160 West, Suite 205

Fort Mill, South Carolina 29708

(973) 691-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David Jenkins

Executive Chairman of the Board

and Chief Executive Officer

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey M. Quick, Esq. Quick Law Group PC 1035 Pearl Street, Suite 403 Boulder, CO 80302 (720) 259-3393	Rick A. Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 (212) 659-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 2, 2026

PROSPECTUS

Catheter Precision, Inc.

68,067,042 Shares of Common Stock

68,067,042 shares of our common stock, par value $0.0001 per share (“Common Stock”). These shares of Common Stock consist of:

●

392,608 shares of Common Stock (the “Common Shares”), issued pursuant to that certain securities purchase agreement (the “Initial Financing Purchase Agreement”), dated as of February 6, 2026, by and among the Company and certain accredited investors named therein (the “Initial Purchasers”);

●

9,914,286 shares of Common Stock issuable upon the conversion of 3,470 shares (the “Series C-1 Preferred Shares”) of our newly designated Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), with a par value $0.0001 per share and stated value of $1,000 per share, issued or issuable pursuant to the Initial Financing Purchase Agreement and that certain securities purchase agreement (the “Subsequent Financing Purchase Agreement” and, together with the Initial Financing Purchase Agreement, the “Financing Purchase Agreements”), dated as of March 9, 2026, by and among the Company and certain accredited investors named therein (the “Subsequent Purchasers” and, together with the Initial Purchasers, the “Purchasers”), and assuming a conversion at a price per share equal to $0.35 (the “Floor Price”);

●

 9,914,286 shares of Common Stock issuable upon the conversion of 3,470 shares (the “Series C-2 Preferred Shares”) of the Company’s newly designated Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock”), with par value $0.0001 per share and stated value of $1,000 per share, issued or issuable pursuant to the Financing Purchase Agreements and assuming a conversion at a price per share equal to the Floor Price;

●

9,914,286 shares of Common Stock issuable upon the conversion of 3,470 shares (the “Series C-3 Preferred Shares” and, together with the Series C-1 Preferred Shares and Series C-2 Preferred Shares, the “Series C Preferred Shares”) of the Company’s preferred stock, expected to be designated as Series C-3 Convertible Preferred Stock (the “Series C-3 Preferred Stock” and, together with the Series C-1 Preferred Stock and Series C-2 Preferred Stock, the “Series C Preferred Stock”), with par value $0.0001 per share and stated value of $1,000 per share, issuable pursuant to the Financing Purchase Agreements and assuming a conversion at a price per share equal to the Floor Price; and

●

31,508,571 shares of Common Stock issuable upon the conversion of 11,028 shares (the “Series D Preferred Shares” and, collectively with the Series C Preferred Shares, the “Initial Preferred Shares”) of the Company’s newly designated Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Initial Preferred Stock”), with par value $0.0001 per share and stated value of $1,000 per share, which such shares of Series D Preferred Stock were issued or are issuable pursuant to (i) that certain securities purchase agreement (the “Initial Acquisition Purchase Agreement”), dated as of February 6, 2026, by and between the Company and SEG Jets SPV I LLC (“SEG Jets”), and (ii) that certain Stock Purchase Agreement (the “Subsequent Acquisition Purchase Agreement” and, together with the Initial Acquisition Purchase Agreement, the “Acquisition Purchase Agreements”; the Acquisition Purchase Agreements, together with the Financing Purchase Agreements, the “Purchase Agreements”), dated as of March 9, 2026, by and between the Company and Creatd, Inc. (“Creatd”), and assuming a conversion at a price per share equal to the Floor Price.

●

6,083,005 shares of Common Stock issuable upon the conversion of 9,489.488 shares of the Company’s Series J Convertible Preferred Stock (the “Series J Preferred Stock”), par value $0.0001 per share and stated value of $1,000 per share, at an initial conversion price of $1.56 per share; and

●

340,000 shares of Common Stock issuable upon the exercise of Series M Warrants to purchase Common Stock (the “Series M Warrants”) at an exercise price of $1.56 per share (subject to the Series M Stockholder Approval, as defined herein).

The shares of Common Stock issuable upon the conversion of the Initial Preferred Shares are herein referred to as “Conversion Shares.”

The Conversion Shares and Common Shares (collectively, the “Securities”) were issued or will be issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.

We are registering the resale of the Securities covered by this prospectus as required by (i) that certain Registration Rights Agreement, dated February 6, 2026, by and among the Company, the Initial Purchasers and SEG Jets (the “Initial Registration Rights Agreement”) and (ii) that certain Registration Rights Agreement, dated March 9, 2026, by and among the Company, the Subsequent Purchasers and Creatd (the “Subsequent Registration Rights Agreement” and, together with the Initial Registration Rights Agreement, the “Registration Rights Agreements”).

The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 13 of this prospectus. For additional information on the terms of the Initial Preferred Shares including those terms which may affect the number of Conversion Shares that will be issued to the applicable holders, you should refer to the section of this prospectus entitled “Prospectus Summary—Private Placement Financing” and “Prospectus Summary—Private Placement Acquisition.”

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of Common Stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

This prospectus describes the general manner in which the Securities may be offered and sold. If necessary, the specific manner in which the Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

No underwriter or other person has been engaged to facilitate the sale of the Common Stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on the NYSE American under the symbol “VTAK.” On July 1, 2026, the last reported sales price for our Common Stock was $0.865 per share.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the applicable prospectus supplement and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 12 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, any applicable prospectus supplement, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “Catheter,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Catheter Precision, Inc. and its consolidated subsidiaries.

Overview

Catheter Precision, Inc. was incorporated in California on September 4, 2002, and reincorporated in Delaware in July 2018. Catheter was initially formed to develop, commercialize, and market its advanced excimer laser-based platform for use in the treatment of vascular and dermatological immune-mediated inflammatory diseases. On January 9, 2023, the Company merged with the former Catheter Precision, Inc. (“Old Catheter”), a privately held Delaware corporation (the “Merger”), which became a wholly owned subsidiary of the Company. Our current activities primarily relate to Old Catheter’s historical business, which comprises the design, manufacture and sale of new and innovative medical technologies focused on the field of cardiac electrophysiology (EP).

On February 17, 2025, the Company formed a new subsidiary, Cardionomix, Inc. ("Cardionomix"), to acquire certain assets previously held by Cardionomic, Inc. ("Cardionomic"), a third-party entity that had ceased operations. We own 82% of Cardionomix’s issued and outstanding common stock. Our Chief Executive Officer and Chairman of the board of directors of the Company (the “Board”) and certain of his affiliates own 12%, while the remaining 6% of the outstanding common stock was issued to certain third parties as finder's fees for the asset acquisition. On May 5, 2025, Cardionomix acquired certain assets primarily related to the Cardiac Pulmonary Nerve Stimulation ("CPNS") System previously held by Cardionomic. The CPNS System is a novel technology for the late-stage treatment of acute decompensated heart failure by stimulating the autonomic cardiac nerves to restore autonomic balance. The CPNS System is in development and has yet to obtain regulatory approval.

On June 20, 2025, the Company formed a new subsidiary, KardioNav, Inc. ("KardioNav"), to pursue the advancement, development, and commercialization of certain intellectual property assigned to KardioNav. The Company transferred certain intellectual property related to the VIVO System to KardioNav, while Chelak iECG, Inc. ("Chelak"), an unrelated third party, transferred certain patents related to a medical device designed to interface with implanted cardiac devices to KardioNav. KardioNav intends to integrate the VIVO mapping intellectual property with Chelak's assigned patents to develop a system that interfaces with implanted cardiac devices to enable improved pre-ablation mapping and more precise localization of arrhythmogenic tissue. Research and development activities in animals and humans have begun. The Company owns 57% of the subsidiary's issued and outstanding common stock, while Chelak owns 33% of the subsidiary’s issued and outstanding common stock. The Company's Chief Executive Officer and Chairman of the Board and certain of his affiliates own the remaining 10% of the subsidiary’s issued and outstanding common stock.

One of our two primary products is the View into Ventricular Onset (“VIVO” or “VIVO System”), which is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to EP procedures.

We have received FDA clearance to market and promote the VIVO System in the U.S. as a pre-procedure planning tool for patients with structurally normal hearts undergoing ablation treatment for idiopathic ventricular arrhythmias. VIVO allows for the acquisition, analysis, display and storage of cardiac electrophysiological data and maps for analysis by a physician. To date, VIVO has been utilized in more than 1,000 procedures in the U.S. and EU by over 30 physicians, with no reported device-related complications.

We have been cleared to label the VIVO System with the CE Mark in the EU and certain other countries. The CE Mark designation, which affirms the product’s conformity with European health, safety, and environmental protection standards, allows us to market that product in countries that are members of the EU and the European Free Trade Association. Catheter has commenced limited sales of the VIVO System in Europe and the UK through independent distributors. Catheter’s international distributors are supported by two EU-based full-time consultants.

Our second and newest primary product, LockeT® (“LockeT”), is a suture retention device indicated for wound healing by distributing suture tension over a larger area in the patient in conjunction with a figure of eight suture closure. LockeT is intended to temporarily secure sutures and aid clinicians in locating and removing sutures efficiently. LockeT is a sterile Class I product that was registered with the FDA in the U.S. We recognized our first sale of LockeT in May 2024. In September 2024, we received notification of the issuance of our first LockeT patent in the country of China and we also completed a Middle East distribution agreement for LockeT.

In April 2025, we received notification of the issuance of our first LockeT patent in the U.S. by the United States Patent and Trademark Office. In April 2025, Catheter also obtained the CE Mark approval for LockeT, permitting the marketing and sale of LockeT in the European Union, Switzerland and Turkey. Since receipt of the CE Mark, we have signed agreements with new distributors in the United Kingdom, Italy, Spain, Portugal, Switzerland, the Middle East, South Africa and Brunei.

Clinical studies for LockeT began during the year ended December 31, 2023. The current studies are planned to show the product’s effectiveness and benefits, including faster wound closure and patient ambulation/discharge, potentially resulting in higher procedural volumes and lower costs for the healthcare provider and/or insurance payor. These clinical studies are intended to provide crucial data for marketing and to expand our indications for use with the FDA.

Our business strategy is to become a leading medical device company in the field of cardiac electrophysiology, and we are dedicated to developing and delivering electrophysiology products to provide patients, hospitals, and physicians with novel technologies and solutions to improve the lives of patients with cardiac arrhythmias. We aim to establish our products as integral tools used by cardiac electrophysiologists and their colleagues during ablation treatment of ventricular arrhythmias by reducing procedure time, patient complications and increasing procedural success.

Private Aviation

On February 6, 2026, we acquired an initial 19.98% equity interest in Fly Flyte, Inc. (“FLYTE”), and on March 9, 2026, we acquired the remaining 80.02% of the outstanding equity of FLYTE and 100% of the membership interests of Ponderosa Air, LLC. As a result of these transactions, we now own 100% of FLYTE and its consolidated subsidiaries, and our operations are organized and managed under two reportable segments: (i) cardiac electrophysiology and (ii) private aviation.

Through FLYTE, we operate a private aviation platform supported by a mobile application that facilitates access to private air travel. We generate private aviation revenue through two primary services. Our short-haul charter service, marketed as Hops, arranges regional charter flights using leased aircraft and dedicated pilots, generally servicing routes within 400 nautical miles of our base in Farmingdale, New York; for these flights, we act as principal and recognize revenue on a gross basis. Our brokerage service, marketed as Luxe, offers clients access to on-demand charters through a network of independent third-party aircraft operators; for these arrangements, we act as agent and recognize revenue on a net basis. We are also developing a local and regional air-taxi service intended to expand access to private aviation for middle-market travelers, and we have begun the regulatory approval process to operate in Canada, Mexico and the Caribbean.

For the three months ended March 31, 2026, our private aviation segment generated revenues of approximately $0.2 million. The FLYTE business has a limited operating history under our ownership, and our acquisition of, and entry into, the private aviation business is subject to a number of risks. See “Risk Factors — Risks Related to Our Private Aviation Business and the FLYTE Acquisition.”

Private Placement Financing

On February 6, 2026, we entered into the Initial Financing Purchase Agreement with the Initial Purchasers for the issuance and sale in a private placement (the “Initial Private Placement Financing”) of an aggregate of (i) 392,608 Common Shares, at a per share purchase price of $1.43, and (ii) 1,617 shares of Series C-1 Preferred Stock, initially convertible into up to 1,130,769 shares of Common Stock, at an initial conversion price of $1.43 per share (together, the “Initial Securities”), subject to adjustment as described herein. The Initial Private Placement Financing closed on February 9, 2026 (the “Initial First Closing Date”).

On March 9, 2026, we entered into the Subsequent Financing Purchase Agreement with the Subsequent Purchasers for the issuance and sale in a private placement (the “Subsequent Private Placement Financing” and, together with the Initial Private Placement Financing, the “Private Placement Financings”) of an aggregate of 1,853 shares of Series C-1 Preferred Stock, initially convertible into up to 1,295,804 shares of Common Stock, at an initial conversion price of $1.43 per share (the “Subsequent Initial Securities”), subject to adjustment as described herein. The Subsequent Private Placement Financing closed on March 10, 2026 (the “Subsequent First Closing Date” and, together with the Initial First Closing Date, the “First Closing Dates”).

The closing of the Initial Securities (the “First Closing”) occurred on February 9, 2026 (the “First Closing Date”). The gross proceeds from the First Closing were $2,177,759, before estimated offering expenses payable by the Company. The closing of the Subsequent Initial Securities under the Subsequent Financing Purchase Agreement occurred on March 10, 2026, with gross proceeds of $1,853,000, before estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the First Closing and the closing of the Subsequent Initial Securities for the repayment of certain indebtedness of the Company. In addition, the Company intends to use (A) any remaining net proceeds in connection with the First Closing or the closing of the Subsequent Initial Securities, and (B) any net proceeds for any Additional Closing (as defined herein), for (i) general corporate purposes and working capital purposes, (ii) to unwind, wind down, divest, or otherwise restructure the Company’s legacy catheter business, including a potential going-private transaction or a spin off or wholesale shut-down, (iii) to satisfy, settle, eliminate, or otherwise resolve legacy liabilities and obligations and to simplify the Company’s capital structure, and (iv) to reduce operating expenses and cash burn and position of the Company as a streamlined public company with a clean and simplified balance sheet.

In connection with the Private Placement Financings, pursuant to an engagement letter (the “Engagement Letter”) with Dawson James Securities, Inc. (the “Placement Agent”) the Company engaged the Placement Agent to act as exclusive placement agent in connection with the Private Placement Financings, pursuant to which, the Company agreed to  reimburse and pay certain expenses to the Placement Agent; provided that, such reimbursement and expenses will not be paid until such time that the Company has received $3,850,000 in gross proceeds from the Private Placement Financings. The Company has agreed to pay a 7.7% cash fee on all monies raised above $3,850,000; with no Placement Agent fee owed on the first $3,850,000 raised.

Each of the Financing Purchase Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, including for liabilities under the Securities Act and other obligations of the parties and termination provisions. Among other covenants, each of the Financing Purchase Agreements requires the Company to hold a meeting of its stockholders at the earliest practical date, but in no event, no later than sixty (60) days following the Initial First Closing Date, for the purpose of obtaining approval by the Company’s stockholders of, (i) under Section 713 of the NYSE American LLC Company Guide (“Section 713”), the issuance of shares of Common Stock in excess of 19.99% of the Company’s issued and outstanding shares of Common Stock at prices below the “Minimum Price” (as defined in Section 713) as of the date of the Purchase Agreements pursuant to the terms of the Initial Preferred Stock, and (ii) a reverse stock split of the Company’s Common Stock at a ratio in the range of 1-for-2 to 1-for-100, with such ratio to be determined by the Board in its discretion and as disclosed in a public announcement (collectively, the “Stockholder Approval” and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”). The Stockholder Approval was obtained at a special meeting of stockholders held on April 15, 2026, with the Stockholder Approval Date occurring on April 15, 2026.

Following the Stockholder Approval Date, the Series C-1 Preferred Stock conversion price was reduced to $0.883 per share (the “Series C-1 Conversion Price”). Following date on which the Registration Statement (as defined herein) is declared effective by the SEC (the date such Registration Statement is declared effective, the “Effective Date”), the conversion price will be reduced to equal the lower of (A) the conversion price on the trading day immediately prior to the Effective Date, and (B) 80% of the lower of (i) the official closing price of the Company’s Common Stock immediately prior to the applicable date of determination and (ii) the five (5)-day volume-weighted average price of the Common Stock immediately prior to such applicable date of determination (the “Applicable Price”), on the Effective Date; provided that, the Series C-1 Conversion Price may not be less than the Floor Price (the “Floor Price Condition”); provided further that, the Company may waive, in its sole discretion, the Floor Price Condition. In addition, the Series C-1 Preferred Stock conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Furthermore, subject to the rules and regulations of the Company’s principal trading market, the Company may at any time any shares of the Series C-1 Preferred Stock remain outstanding, with the prior written consent of the Required Holders (as defined in the Financing Purchase Agreement), reduce the then current Series C-1 Conversion Price to any amount and for any period of time deemed appropriate by the Board.

In addition, pursuant to each of the Financing Purchase Agreements, the Purchasers agreed to purchase (i) an aggregate of 3,470 shares of Series C-2 Preferred Stock, for an aggregate purchase price of $3,470,000, and (ii) an aggregate of 3,470 shares of Series C-3 Preferred Stock, for an aggregate purchase price of $3,470,000. The shares of Series C-2 Preferred Stock and Series C-3 Preferred Stock will be convertible into shares of Common Stock.

The closing of the Series C-2 Preferred Stock was subject to the Stockholder Approval.  The Stockholder Approval having been obtained on April 15, 2026, the closing of the Series C-2 Preferred Stock occurred on April 21, 2026, and the Company issued an aggregate of 3,470 shares of Series C-2 Preferred Stock for aggregate gross proceeds of $3,470,000 with an initial conversion price equal to $0.883 (the “Series C-2 Conversion Price”).  Following date on which the Registration Statement is declared effective by the SEC, the conversion price will be reduced to equal the lower of (A) eighty percent (80%) of (i) the Applicable Price on the closing date of the Series C-3 Preferred Stock, (ii) the Applicable Price on the Stockholder Approval Date, and (iii) the Applicable Price on the Effective Date and (B) lowest conversion price of outstanding shares of Preferred Stock (as defined herein), subject to the Floor Price Condition, which the Company may waive in its sole discretion. In addition, the Series C-2 Conversion Price will be subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Furthermore, subject to the rules and regulations of the Company’s principal trading market, the Company may at any time any shares of Series C-3 Preferred Stock remain outstanding, with the prior written consent of the Required Holders (as defined in the Financing Purchase Agreement), reduce the then current Series C-2 Conversion Price to any amount and for any period of time deemed appropriate by the Board.

The Series C-3 Preferred Stock is subject to the satisfaction of customary closing conditions, including the Registration Statement (as defined herein) being declared effective by the SEC. The conversion price of the Series C-3 Preferred Stock will be equal to the lower of: (A) eighty percent (80%) of (i) the Applicable Price on the closing date of the Series C-3 Preferred Stock, (ii) the Applicable Price on the Stockholder Approval Date, and (iii) the Applicable Price on the Effective Date and (B) lowest conversion price of outstanding shares of Preferred Stock (as defined herein), subject to the Floor Price Condition, which the Company may waive in its sole discretion. In addition, the Series C-3 Preferred Stock conversion price will be subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Furthermore, subject to the rules and regulations of the Company’s principal trading market, the Company may at any time any shares of Series C-3 Preferred Stock remain outstanding, with the prior written consent of the Required Holders (as defined in the Financing Purchase Agreement), reduce the then current conversion price to any amount and for any period of time deemed appropriate by the Board.

Recent Developments

Pursuant to an Amendment and Waiver, dated as of June 28, 2026 (the “Amendment and Waiver”), entered into by the Company and the investors party to the Financing Purchase Agreements who collectively constitute the Required Holders thereunder, Section 7(v) of each of the Financing Purchase Agreements, which had conditioned the Purchasers’ obligation to purchase the Series C-3 Preferred Shares on the closing price of the Company’s Common Stock on the trading day prior to the Third Closing being not less than $0.35, has been deleted in its entirety, and the Purchasers have irrevocably waived any and all rights arising thereunder, including without limitation any right to refuse to consummate the Third Closing on the basis that the closing price of the Company’s Common Stock on the trading day immediately prior to the Third Closing date is less than $0.35. A copy of the form of Amendment and Waiver is filed as Exhibit 10.7 to this Registration Statement.

Additionally, pursuant to each of the Financing Purchase Agreements, the Purchasers may elect in their sole discretion to purchase up to a total aggregate of $77,806,667.67 in stated value of shares of preferred stock, expected to be designated Series C-4 Convertible Preferred Stock (“Series C-4 Preferred Stock” and, together with the Initial Preferred Stock, the “Preferred Stock”), with a par value of $0.0001 per share and a stated value of $1,000 per share, in one or more closings. The conversion price of the Series C-4 Preferred Stock will be equal to the lower of: (A) eighty percent (80%) of (i) the Applicable Price on the closing date of the Series C-4 Preferred Stock, (ii) the Applicable Price on the Stockholder Approval Date, and (iii) the Applicable Price on the Effective Date and (B) lowest conversion price of any outstanding shares of Preferred Stock, subject to the Floor Price Condition, which the Company may waive in its sole discretion. The shares of Common Stock issuable upon conversion of the Series C-4 Preferred Stock are not being registered hereunder; the resale of such shares is required to be registered pursuant to a separate registration statement to be filed by the Company in accordance with the Registration Rights Agreements.

Pursuant to each of the Registration Rights Agreements, the Company is obligated to prepare and file a registration statement with the SEC registering the resale of the Common Stock issuable upon conversion of the Series C-4 Preferred Stock no later than 30 days following the closing date of any Series C-4 Preferred Stock (the “Series C-4 Closing Date”), and to use its best efforts to have such registration statement declared effective no later than the applicable Effectiveness Deadline (as defined in the applicable Registration Rights Agreement). As of the date of this prospectus, no shares of Series C-4 Preferred Stock have been issued and the Purchasers have made no commitment to purchase any Series C-4 Preferred Stock. There can be no assurance that any Series C-4 Closing Date will occur or that the Company will be required to file the Series C-4 registration statement.

Series J Convertible Preferred Stock

On February 12, 2026, the Company entered into Series J Exchange Agreements (the “Series J Exchange Agreements”) with David A. Jenkins, the Company’s Chief Executive Officer and Chairman of the Board of Directors (“Mr. Jenkins”), and FatBoy Capital, LP (“FatBoy”), an entity controlled and owned by Mr. Jenkins (together, the “Jenkins Holders”), pursuant to which the Company exchanged accrued and future royalty rights under the LockeT Royalty Agreement with a net present value of approximately $9,489,487.81 as of December 31, 2025 for an aggregate of 9,489.488 shares of its newly designated Series J Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series J Preferred Stock”), allocated as follows: (i) 2,491.293 shares to Mr. Jenkins and (ii) 6,998.195 shares to FatBoy. The Series J Certificate of Designations was filed with the Delaware Secretary of State on February 9, 2026, as corrected on February 12, 2026 (the “Series J Certificate of Designations”). All 9,489.488 shares of Series J Preferred Stock were issued and outstanding as of December 31, 2025, March 31, 2026, and the date of this prospectus, and all such shares are held by the Jenkins Holders.

The Series J Preferred Stock is convertible into shares of Common Stock, at the option of the holder, at a fixed conversion price of $1.56 per share (the “Series J Conversion Price”), subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations, and similar events.  At the fixed conversion price of $1.56 per share, the 9,489.488 shares of Series J Preferred Stock are convertible into an aggregate of 6,083,005 shares of Common Stock (approximately 641 shares of Common Stock per share of Series J Preferred Stock).

Conversion of the Series J Preferred Stock is subject to a beneficial ownership limitation of 4.99% of the outstanding Common Stock (or, at the election of the holder, up to 9.99%), which may be increased upon at least 61 days’ prior written notice to the Company. The Series J Preferred Stock will automatically convert into Common Stock upon the occurrence of a Fundamental Transaction (as defined in the Series J Certificate of Designations). Holders of Series J Preferred Stock are entitled to participate in dividends or other distributions to the same extent as if the Series J Preferred Stock had been converted, without regard to the beneficial ownership limitation. The Series J Preferred Stock has no voting rights except as required by law or as expressly provided in the Series J Certificate of Designations.

NYSE American Stockholder Approval — Series J Preferred Stock

The issuance of shares of Common Stock upon conversion of the Series J Preferred Stock at the initial conversion price of $1.56 per share was approved by the Company’s stockholders at the special meeting of stockholders held on April 15, 2026, in accordance with Section 713 of the NYSE American Listed Company Manual. Accordingly, holders of Series J Preferred Stock may convert their shares into Common Stock at the $1.56 conversion price as of the date of this prospectus, subject to the beneficial ownership limitation described above.

Related Party Nature of the Series J Transaction

The Series J Exchange Agreements were entered into with Mr. Jenkins and FatBoy, both of whom are related parties of the Company. Mr. Jenkins serves as the Company’s Chief Executive Officer and Chairman of the Board of Directors, and FatBoy is an entity wholly controlled and owned by Mr. Jenkins. All 9,489.488 shares of Series J Preferred Stock, and all 6,083,005 shares of Common Stock registered hereunder as Series J Conversion Shares, are held by or issuable to Mr. Jenkins or FatBoy. Investors should carefully review the risk factors relating to conflicts of interest and related party transactions described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, and in this Registration Statement.

Series M Warrants

On December 31, 2025, in connection with the second amendment (the “Second Amendment”) to certain related party notes payable (the “Related Party Notes”), the Company issued an aggregate of 340,000 Series M Warrants (the “Series M Warrants”) as partial consideration for the debt modification: (i) 170,000 Series M Warrants to Mr. Jenkins and (ii) 170,000 Series M Warrants to FatBoy. The Second Amendment extended the maturity dates of the Related Party Notes and transferred the Perikard membership interests to Mr. Jenkins for de minimis proceeds. The Second Amendment was accounted for as a debt extinguishment.

Each Series M Warrant is exercisable for one share of Common Stock at an exercise price of $1.56 per share, subject to customary adjustments for recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations, and similar events. The Series M Warrants expire 5.5 years from the date of exercisability and may be exercised on a cashless basis under certain circumstances. The Series M Warrants are callable by the Company for $0.01 per share if the volume-weighted average price of the Common Stock for 20 consecutive trading days exceeds $1.50 per share and the Series M Warrants have not been exercised.

NYSE American Stockholder Approval — Series M Warrants

The Series M Warrants are not exercisable until the Company obtains stockholder approval of their exercise in accordance with Section 713 of the NYSE American Listed Company Manual (“Series M Stockholder Approval”). The Series M Stockholder Approval has not been obtained as of the date of this prospectus. Until the Series M Stockholder Approval is obtained, no holder of Series M Warrants may exercise any Series M Warrants. There can be no assurance that the Series M Stockholder Approval will be obtained, or as to the timing thereof.

Related Party Nature of the Series M Transaction

All 340,000 Series M Warrants, and all 340,000 shares of Common Stock registered hereunder as Series M Warrant Shares, are held by or issuable to Mr. Jenkins or FatBoy. FatBoy is an entity wholly controlled and owned by Mr. Jenkins. Investors should note that Mr. Jenkins, as Chief Executive Officer and Chairman of the Board, has significant influence over the Company’s affairs, including with respect to the decision whether to seek the Series M Stockholder Approval and whether to exercise the Company’s callable right with respect to the Series M Warrants. The Company intends to seek Series M Stockholder Approval at the next annual or special meeting of stockholders at which such approval is requested. Investors should carefully review the risk factors relating to conflicts of interest and related party transactions described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, and in this Registration Statement.

The Private Placement Financing is exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers has represented to the Company that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Series C Preferred Shares and Common Shares were offered and sold without any general solicitation by the Company or its representatives.

Private Placement Acquisitions

In connection with the Initial Private Placement Financing and on February 6, 2026, the Company entered into the Initial Acquisition Purchase Agreement with SEG Jets, an accredited investor, whereby the Company agreed to purchase from SEG Jets common stock (“FLYTE Interests”) of Fly Flyte, Inc. (“FLYTE”), held by SEG Jets representing 19.98% of the issued and outstanding FLYTE Interests on the closing date of the Initial Acquisition Purchase Agreement (the date of such closing, the “Initial Series D Closing Date”), in consideration for the Company agreeing to issue and sell in a private placement (the “Initial Private Placement Acquisition”) 5,250 shares of the Company’s Series D Preferred Stock (representing $5,250,000 of stated value of Series D Preferred Stock).

In connection with the Subsequent Private Placement Financing and on March 9, 2026, the Company entered into the Subsequent Acquisition Purchase Agreement with Creatd, whereby the Company agreed to acquire from Creatd (i) 800,200 shares (the “FLYTE Shares”) of the issued and outstanding FLYTE Interests, representing 80.02% of the issued and outstanding FLYTE Interests, and (ii) 100% of the membership interests (the “Membership Interests” and, together with the FLYTE Shares, the “Shares”) of Ponderosa Air, LLC (“Ponderosa”) (collectively, the “Subsequent Private Placement Acquisition” and, together with the Initial Private Placement Acquisition, the “Private Placement Acquisitions”). Upon consummation of the Subsequent Private Placement Acquisition, together with the Initial Private Placement Acquisition, the Company owns 100% of the issued and outstanding FLYTE Interests and 100% of the Membership Interests of Ponderosa.

In consideration for Creatd agreeing to sell the Shares, the Company agreed to pay total consideration equal to $11,554,827, payable as follows: (A) cash consideration equal to $5,776,827 consisting of (i) $776,827 due at the closing, and (ii) $5,000,000 in principal amount of a promissory note (the “Note”), and (B) 5,778 shares of Series D Preferred Stock (representing $5,778,000 of stated value of Series D Preferred Stock). The Note bears an interest rate of 0% per annum and is payable in installments until December 15, 2026, with interest accruing at 4% per annum on late payments and default interest of 18% per annum. The closing of the Subsequent Private Placement Acquisition (the “Subsequent Series D Closing Date” and, together with the Initial Series D Closing Date, the “Series D Closing Dates”) occurred on April 20, 2026, and the Company issued an aggregate of 11,028 shares of Series D Preferred Stock (5,250 shares to SEG Jets and 5,778 shares to Creatd).

Each of the Acquisition Purchase Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, including the receipt of the Stockholder Approval, indemnification obligations of the Company and SEG Jets or Creatd, as applicable, including for liabilities under the Securities Act and other obligations of the parties and termination provisions. Among other covenants, each of the Acquisition Purchase Agreements requires the Company to hold a meeting of its stockholders at the earliest practical date, but in no event, no later than sixty (60) days following the Initial First Closing Date, for the purpose of obtaining the Stockholder Approval. If the Company does not obtain the Stockholder Approval at the first meeting, the Company is required call a meeting every ninety (90) days thereafter to seek such Stockholder Approval until the earlier of the date Stockholder Approval is obtained. The Stockholder Approval was obtained at a special meeting of stockholders held on April 15, 2026.

Upon issuance, the Series D Preferred Stock will be convertible at price equal to the Applicable Price immediately prior to the Series D Closing Date; provided that, following the Effective Date, the conversion price shall thereafter be reduced to equal the lower of (i) the conversion price on the trading day immediately prior to the Effective Date, and (ii) the Applicable Price on the Effective Date; subject to the Floor Price Condition, which may be waived in the Company’s sole discretion. In addition, the Series D Preferred Stock conversion price will be subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like. Furthermore, subject to the rules and regulations of the Company’s principal trading market, the Company may at any time any shares of Series D Preferred Stock remain outstanding, with the prior written consent of the Required Holders (as defined in the Acquisition Purchase Agreement), reduce the then current conversion price to any amount and for any period of time deemed appropriate by the Board).

Preferred Stock

The terms of the Series C-1 Preferred Stock are as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock (the “Series C-1 Certificate of Designations”), which was filed and became effective with the Secretary of State for the State of Delaware on February 9, 2026, thereby creating the Series C-1 Preferred Stock. On March 6, 2026, the Company filed a Certificate of Amendment to the Series C-1 Certificate of Designations with the Secretary of State for the State of Delaware to increase the number of authorized shares of Series C-1 Preferred Stock from 1,783.33 to 3,636.33, which Certificate of Amendment became effective upon filing. The terms of the Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock and Series D Preferred Stock are as set forth in the form of Certificate of Designations filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on February 6, 2026 (the “Certificates of Designations”).

Holders of the Preferred Stock will be entitled to receive dividends when and as declared by the Board, from time to time, in its sole discretion, which dividends will be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms of the Series C-1 Certificate of Designations and Certificates of Designations, as applicable, in cash, in securities of the Company or using assets as determined by the Board on the stated value of such Preferred Stock.

Except as otherwise provided in the Series C-1 Certificate of Designations and the Certificate of Designations, as applicable, or as otherwise required by law, the shares of Preferred Stock have no voting rights. However, as long as any shares of the applicable Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of such applicable Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to such Preferred Stock or alter or amend the applicable certificate of designations related to such Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Preferred Stock, (c) increase the number of authorized shares of such applicable Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

A holder of the shares of Preferred Stock may not convert any of such holder’s Preferred Shares to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

Registration Rights Agreement

In connection with the Initial Private Placement Financing and the Initial Private Placement Acquisition, the Company entered into the Initial Registration Rights Agreement with the Initial Purchasers and SEG Jets, and in connection with the Subsequent Private Placement Financing and the Subsequent Private Placement Acquisition, the Company entered into the Subsequent Registration Rights Agreement with the Subsequent Purchasers and Creatd, pursuant to which the Company agreed to prepare and file registration statements (collectively, the “Registration Statements”) with the SEC registering the resale of the Common Shares and the Common Stock underlying the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock no later than 30 days following the applicable First Closing Date, and to use best efforts to have the Registration Statements declared effective as promptly as practical thereafter, and in any event no later than the Effectiveness Deadline (as defined in the applicable Registration Rights Agreement). In addition, pursuant to each of the Registration Rights Agreements, the Company agreed to prepare and file an additional registration statement with the SEC registering the resale of the Common Stock underlying the Series C-4 Preferred Stock no later than 30 days following the closing date of the Series C-4 Preferred Stock (the “Series C-4 Closing Date”), and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than the Effectiveness Deadline (as defined in the applicable Registration Rights Agreement).

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Corporate Information

Catheter Precision, Inc. is a Delaware corporation. Our corporate headquarters are located at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708. Our phone number is (973) 691-2000. Our website address is ir.catheterprecision.com. Through our website, we will make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus or incorporated by reference hereto.

THE OFFERING

Common Stock to be Offered by the Selling Stockholders

68,067,042 shares of Common Stock, consisting of (i) 392,608 Common Shares, (ii) 9,914,286 shares of Common Stock issuable upon the conversion of the Series C-1 Preferred Shares, (iii) 9,914,286 shares of Common Stock issuable upon the conversion of the Series C-2 Preferred Shares, (iv) 9,914,286 shares of Common Stock issuable upon the conversion of the Series C-3 Preferred Shares, (v) 31,508,571 shares of Common Stock issuable upon the conversion of the Series D Preferred Shares, (vi) 6,083,005 shares of Common Stock issuable upon the conversion of the Series J Preferred Shares, and (vii) 340,000 shares of Common Stock issuable upon the exercise of the Series M Warrants.

The terms of the Registration Rights Agreements require us to register the number of shares of Common Stock equal to the sum of 100% of (i) the Common Shares, and (ii) the maximum number of Conversion Shares issuable upon conversion of the Series D Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares and Series C-3 Preferred Shares (assuming for purposes hereof that (a) such shares are convertible at the Floor Price and (b) any such conversion shall not take into account any limitations on the conversion of the such Preferred Shares set forth in the applicable Certificate of Designations or the Series C-1 Certificate of Designations), by filing a resale registration statement no later than 30 days following the First Closing Date, and to use best efforts to have the registration statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement).

Use of Proceeds	We will not receive any proceeds from the sale of the Securities by the selling stockholders.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 23 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

NYSE American Symbol	Our Common Stock is listed on the NYSE American under the symbol “VTAK.”

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 12 of this prospectus and the documents incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and any prospectus supplement and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to Our Private Aviation Business and the FLYTE Acquisition

Our private aviation business has a limited operating history under our ownership, and we may not realize the anticipated benefits of the FLYTE acquisition.

In March 2026, we completed the acquisition of Fly Flyte, Inc. (“FLYTE”) and Ponderosa Air, LLC and entered the private aviation industry, which is a new line of business for us and is distinct from our cardiac electrophysiology business. The private aviation business has a limited operating history under our ownership, and we have limited experience operating an aviation business. The success of the FLYTE acquisition depends on our ability to integrate FLYTE’s operations, personnel and technology platform, to retain key FLYTE personnel and customers, and to manage two distinct business segments with a single corporate team. We may not realize the revenue growth, cost synergies or other benefits that we anticipated from the acquisition, and the integration may divert management attention and resources from our cardiac electrophysiology business. The preliminary purchase price allocation for the FLYTE acquisition, including the values assigned to goodwill and intangible assets, remains subject to adjustment during the measurement period of up to one year, and any such adjustments, or any future impairment of the goodwill or intangible assets recorded in connection with the acquisition, could adversely affect our financial condition and results of operations.

Our private aviation business is highly regulated, and the loss or suspension of required aviation authorizations, or our inability to obtain additional authorizations, would materially harm that business.

Our private aviation operations depend on aviation authorizations, including FLYTE’s operating authority under Part 135 of the Federal Aviation Regulations administered by the Federal Aviation Administration. The aviation industry is subject to extensive and changing federal and state laws and regulations governing safety, security, licensing, maintenance, operations and consumer protection. The suspension, revocation or modification of any required authorization, the failure to maintain compliance with applicable regulatory requirements, or increased costs of regulatory compliance could materially disrupt our private aviation operations. In addition, our planned expansion of a local and regional air-taxi service into Canada, Mexico and the Caribbean is subject to the receipt of additional regulatory approvals, which we may be unable to obtain on a timely basis or at all. Our private aviation operations are also subject to risks outside our control, including aviation accidents or incidents, adverse weather, disruptions affecting the third-party aircraft operators on which our Luxe brokerage service depends, and increases in fuel, aircraft lease and insurance costs.

We assumed indebtedness in connection with the FLYTE acquisition that is in default, and we have a substantial near-term payment obligation under a related promissory note, which could strain our limited liquidity.

In connection with the FLYTE acquisition, we assumed certain promissory notes of FLYTE, including a secured note and other notes that had matured prior to the acquisition and were in default as of March 31, 2026. The holders of the defaulted notes may be entitled to demand immediate payment of outstanding principal and accrued interest, and certain of the assumed notes accrue interest at elevated default rates. In addition, we issued a promissory note to the seller in the principal amount of $5.0 million as partial consideration for the acquisition, which is payable in installments through December 15, 2026; if we fail to make payments when due, the note bears interest at a rate of 4% per annum on overdue amounts and, upon an event of default, the entire unpaid balance may be accelerated and bear default interest at 18% per annum. As of March 31, 2026, we had cash and cash equivalents of approximately $0.4 million, a working capital deficit of approximately $18.5 million and substantial doubt about our ability to continue as a going concern. We may not have sufficient liquidity to satisfy the assumed notes or the acquisition note when due, and our failure to do so could result in the acceleration of those obligations, the loss of assets securing the indebtedness and other adverse consequences to our business.

Our obligation to issue shares of Series D Convertible Preferred Stock as deferred consideration for the FLYTE acquisition is accounted for as a liability that is remeasured at fair value each period, which may cause volatility in our reported results of operations.

In connection with the FLYTE acquisition, we are obligated to issue an aggregate of 11,028 shares of our Series D Convertible Preferred Stock as deferred consideration. Because this obligation does not meet the criteria for equity classification under applicable accounting guidance, it is classified as a liability on our balance sheet and is measured at fair value, with changes in fair value recognized in our statements of operations at the end of each reporting period. The fair value of this deferred consideration is determined using unobservable inputs, including the price of our Common Stock and a discount for lack of marketability, and is therefore sensitive to changes in our stock price and other assumptions. As a result, we may recognize significant non-cash gains or losses in any period as the fair value of the deferred consideration is remeasured, which may cause our reported results of operations to fluctuate materially from period to period and may make it more difficult for investors to evaluate our operating performance.

Risks Related to this Offering and Our Common Stock

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Conversion Shares issuable upon the conversion of our Initial Preferred Shares. As of July 2, 2026, there were 3,609,471 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Conversion Shares). If we are required to issue the maximum number of Conversion Shares that are being registered hereunder, the number of shares of Common Stock issued and outstanding after such issuance would represent approximately 96.2% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus and an existing stockholder’s proportionate interest in us would be reduced to approximately 3.8%, representing dilution of approximately 25.3 times our current outstanding share count. In addition, our Series C-1, C-2, C-3, and D Preferred Stock are subject to conversion price reductions based on our stock price performance, which could result in the issuance of additional shares and further dilution.  As a result, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

Substantial future sales or other issuances of our Common Stock could depress the market for our Common Stock.

Sales of a substantial number of shares of our Common Stock and any future sales of a substantial number of shares of Common Stock in the public market, including the issuance of the Common Shares or any shares issuable upon conversion of the Preferred Stock, conversion of the Preferred Stock, or the perception by the market that those sales could occur, could cause the market price of our Common Stock to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or Common Stock, which could also depress the market for our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into shares of Common Stock in future transactions may be higher or lower than the price per share paid to the selling stockholders. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Stockholder Approval was obtained at the special meeting of stockholders held on April 15, 2026; however, the Series C-3 Preferred Shares remain unissued and are subject to the effectiveness of this Registration Statement and other customary closing conditions.

Pursuant to each of the Financing Purchase Agreements, until Stockholder Approval was obtained, the Series C-1 Preferred Shares could not be converted into shares of Common Stock, and the Series C-2 Preferred Shares, Series C-3 Preferred Shares and Series D Preferred Shares could not be issued. The Stockholder Approval was obtained at a special meeting of stockholders held on April 15, 2026, and accordingly, (i) the Series C-1 Preferred Shares are now convertible into shares of Common Stock (subject to the terms of the Series C-1 Certificate of Designations, including the Floor Price Condition and applicable beneficial ownership limitations), (ii) the Series C-2 Preferred Shares were issued on April 21, 2026, and (iii) the Series D Preferred Shares were issued on April 20, 2026. The Series C-3 Preferred Shares remain unissued; the issuance of such shares remains subject to the effectiveness of this Registration Statement and other customary closing conditions. Pursuant to the Amendment and Waiver, dated as of June 28, 2026, the condition in Section 7(v) of each of the Financing Purchase Agreements relating to the minimum closing price of the Company’s Common Stock has been deleted in its entirety and the Purchasers have irrevocably waived any right to refuse to consummate the Third Closing on the basis of the closing price of the Company’s Common Stock. Accordingly, the Purchasers are irrevocably bound to purchase the Series C-3 Preferred Shares upon satisfaction of the remaining closing conditions, none of which relate to the market price of the Company’s Common Stock. There can be no assurance as to when, or whether, this Registration Statement will be declared effective by the SEC or as to when the Series C-3 Preferred Shares will be issued.

Future issuances of preferred stock may adversely affect the market price for Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Under the Financing Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Financing Purchase Agreement contains, among others, the following restrictive covenants: (A) unless Stockholder Approval is obtained, the Company may not effect any Dilutive Issuance (as defined in the Financing Purchase Agreement), (B) until ninety (90) days following the later of (x) the Effective Date or (y) the Stockholder Approval Date, neither the Company nor any of its Subsidiaries may directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security, any Convertible Securities (as defined in the Financing Purchase Agreement), or any preferred stock or any purchase rights, (C) until twelve (12) months following the effectiveness date of the resale registration statement(s) registering all of the shares of Common Stock underlying the Additional Investment Right (as defined in the Financing Purchase Agreement), the Company shall be prohibited from effecting or entering into an agreement to effect any subsequent placement involving a variable rate transaction, (D) the Company must provide the holders of the shares of Preferred Stock the opportunity to participate in any subsequent securities offerings by us, and (E) for so long as thirty-three and one-third percent (33.33%) of any issued Preferred Shares are outstanding, except as provided in the applicable certificate of designations, the Company may not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Company without the prior express written consent of the Purchasers.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Financing Purchase Agreement, or we may be forced to seek a waiver from the investors party to the Financing Purchase Agreement, which such investors are not obligated to grant to us.

Our Chief Executive Officer and Chairman of the Board controls all of the outstanding Series J Preferred Stock and Series M Warrants, which creates significant conflicts of interest and could result in decisions that are not in the best interests of our other stockholders.

All 9,489.488 shares of our Series J Convertible Preferred Stock, convertible into up to 6,083,006 shares of our Common Stock at the current conversion price of $1.56 per share, are held by David A. Jenkins, our Chief Executive Officer and Chairman of the Board, and FatBoy Capital, LP, an entity wholly controlled and owned by Mr. Jenkins. All 340,000 of our Series M Warrants, exercisable for up to 340,000 shares of our Common Stock at an exercise price of $1.56 per share, are also held by Mr. Jenkins and FatBoy. As a result, Mr. Jenkins controls all of the Series J Preferred Stock and all of the Series M Warrants being registered for resale pursuant to this prospectus. This creates material conflicts of interest, including with respect to: (i) seeking stockholder approval for the exercisability of the Series M Warrants and (ii) deciding whether to call the Series M Warrants pursuant to the callable feature, which permits the Company to call the warrants for $0.01 per share if our volume-weighted average price exceeds $1.50 for 20 consecutive trading days. If all Series J Conversion Shares and Series M Warrant Shares registered hereunder are issued to Mr. Jenkins and FatBoy and not resold, Mr. Jenkins and FatBoy would hold approximately 71.0% of our then-outstanding Common Stock based on shares currently outstanding, giving Mr. Jenkins and FatBoy effective voting control. Investors should carefully consider these conflicts of interest before making an investment decision.

Our financial statements have been prepared on a going concern basis; we must raise additional capital to fund our operations in order to continue as a going concern.

In its report dated March 31, 2026, WithumSmith+Brown, PC, our independent registered public accounting firm, expressed substantial doubt about our ability to continue as a going concern. As of March 31, 2026, we had approximately $441 thousand in cash and cash equivalents, which, together with our anticipated cash from operations, is not adequate to meet our working capital needs through, and our business is currently not profitable. As a result, we will require additional future capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to execute our strategic vision. However, there can be no assurances that we can complete any financings, strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us. In addition, any additional equity financing will be dilutive to our current stockholders, and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed could materially harm our business, financial condition, and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 68,067,042 shares of our Common Stock.

The Common Stock being offered by the selling stockholders are the Common Shares and those issuable to the selling stockholders upon conversion of the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, Series C-3 Preferred Shares and Series D Preferred Shares. For additional information regarding the issuance of the Series C Preferred Shares, see “Private Placement Financing” above. For additional information regarding the issuance of the Series D Preferred Shares, see “Private Placement Acquisition” above. We are registering the Securities in order to permit the selling stockholders to offer the Securities for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

Except for the ownership of the Common Shares, Series C Preferred Shares and Series D Preferred Shares issued or issuable pursuant to the Financing Purchase Agreements and Acquisition Purchase Agreements, as applicable, and except as described below, in our periodic reports and current reports filed with the SEC from time to time, the selling stockholders have not had any material relationship with us within the past three years.  Notwithstanding the foregoing, David A. Jenkins, our Chief Executive Officer and Chairman of the Board, and FatBoy Capital, LP, an entity wholly controlled and owned by Mr. Jenkins, are selling stockholders hereunder with respect to shares of Common Stock issuable upon the conversion of our Series J Convertible Preferred Stock and the exercise of our Series M Warrants, both of which were issued to Mr. Jenkins and FatBoy in connection with related party transactions more fully described in our Annual Report on Form 10-K for the year ended December 31, 2025, incorporated herein by reference.

Information About Selling Stockholders Offering

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column (titled “Number of Shares of Common Stock Owned Prior to Offering”) lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock and Initial Preferred Shares as of July 2, 2026, assuming conversion of the Initial Preferred Shares and any warrants held by each such selling stockholder on that date, but taking account of any limitations on conversion and exercise set forth therein.

The third column (titled “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus”) lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the Initial Preferred Shares set forth therein.

The fourth and fifth columns (titled “Number of Shares of Common Stock Owned After Offering” and “Percentage of Common Stock Owned After Offering”) assume (i) the conversion of the Initial Preferred Shares at the Floor Price and (ii) the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Because the conversion price of the Initial Preferred Shares may be adjusted, and the Floor Price Condition may be waived by the Company in its sole discretion, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The terms of the Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of 100% of the maximum number of Conversion Shares issuable upon conversion of the (i) the Series D Preferred Shares and the Series C Preferred Shares (assuming for purposes hereof that (a) the Initial Preferred Shares are convertible at the Floor Price and (b) any such conversion shall not take into account any limitations on the conversion of the Initial Preferred Shares set forth in the applicable Certificate of Designations), by filing a resale registration statement no later than 30 days following the First Closing Date, and to use best efforts to have the Registration Statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement).

Under the terms of the Series C-1 Preferred Certificate of Designations and the Certificates of Designations, a selling stockholder may not convert the applicable Initial Preferred Shares or convert the applicable Initial Preferred Shares to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of Common Stock which would exceed 4.99%, or, at the election of the selling stockholder, 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Iroquois Capital Investment Group, LLC (2)	565,713	565,713	-	-%
Iroquois Master Fund Ltd. (2)	428,571	428,571	-	-%
Jason Adelman (3)	617,142	617,142	-	-%
Robert Forster (4)	4,431,429	4,431,429	-	-%
Anson Investments Master Fund LP (5)	3,865,713	3,865,713	-	-%
SEG Jets SPV I LLC (6)	27,685,713	27,685,713	-	-%
Jonathan Schechter (7)	39,260	39,260	-	-%
Joseph Reda (8)	176,674	176,674	-	-%
Gregory Castaldo (9)	176,674	176,674	-	-%
Anson East Master Fund, LP (10)	1,285,713	1,285,713	-	-%
C/M Capital Master Fund LP (11)	1,431,429	1,431,429	-	-%
WVP Emerging Manager Onshore Fund, LLC – Structured Small Cap Lending Series (12)	1,431,429	1,431,429	-	-%
Sixth Borough Capital Fund LP (13)	1,860,000	1,860,000	-	-%
Leonite Fund 1 LP (14)	925,713	925,713	-	-%
Unicorn Capital Partners, LLC (15)	214,287	214,287	-	-%
Creatd, Inc. (16)	16,508,571	16,508,571	-	-%
David A. Jenkins (17)	1,780,897	1,766,982	13,909	* %
FatBoy Capital, LP (18)	4,690,602	4,656,023	34,579	* %

* Less than 1%

(1) This table and the information in the notes below are based upon information available to the Company and upon 3,609,471 shares of Common Stock issued and outstanding as of July 2, 2026. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column reflect the application of various limitations on the issuance of shares of Common Stock under Certificate of Designations, as applicable, including beneficial ownership limitations and limitations under the rules or regulations of the NYSE American.

(2) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 188,571 shares of Common Stock issuable upon conversion of 66 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by Iroquois Capital Investment Group, LLC (“ICIG”), (ii) 188,571 shares of Common Stock issuable upon conversion of 66 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by ICIG, (iii) 188,571 shares of Common Stock issuable upon conversion of 66 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by ICIG, (iv) 142,857 shares of Common Stock issuable upon conversion of 50 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by Iroquois Master Fund Ltd. (“IMF”), (v) 142,857 shares of Common Stock issuable upon conversion of 50 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by IMF, and (vi) 142,857 shares of Common Stock issuable upon conversion of 50 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation) held by IMF. The share amounts reflect each selling stockholder’s participation in both the Initial Private Placement Financing (which closed on February 9, 2026) and the Subsequent Private Placement Financing (which closed on March 10, 2026).

The shares are held directly by IMF and ICIG. Iroquois Capital Management LLC (“Iroquois”) is the investment manager of IMF. Iroquois has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois in their capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois and IMF. Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Each of Iroquois, Mr. Abbe and Ms. Page disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. IMF and ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(3) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 205,714 shares of Common Stock issuable upon conversion of 72 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 205,714 shares of Common Stock issuable upon conversion of 72 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 205,714 shares of Common Stock issuable upon conversion of 72 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The share amounts reflect the selling stockholder’s participation in both the Initial Private Placement Financing (which closed on February 9, 2026) and the Subsequent Private Placement Financing (which closed on March 10, 2026).

The address of Jason Adelman is 555 Regatta Way, Bradenton, FL 34208.

(4) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 1,477,143 shares of Common Stock issuable upon conversion of 517 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 1,477,143 shares of Common Stock issuable upon conversion of 517 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 1,477,143 shares of Common Stock issuable upon conversion of 517 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The share amounts reflect the selling stockholder’s participation in both the Initial Private Placement Financing (which closed on February 9, 2026) and the Subsequent Private Placement Financing (which closed on March 10, 2026).

The address of Robert Forster is 54 Deepdale Drive, Great Neck, NY 11021.

(5) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The share amounts reflect the selling stockholder’s participation in both the Initial Private Placement Financing (which closed on February 9, 2026) and the Subsequent Private Placement Financing (which closed on March 10, 2026).

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities beneficially owned by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 4,228,571 shares of Common Stock issuable upon conversion of 1,480 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 4,228,571 shares of Common Stock issuable upon conversion of 1,480 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (iii) 4,228,571 shares of Common Stock issuable upon conversion of 1,480 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iv) 15,000,000 shares of Common Stock issuable upon conversion of 5,250 shares of Series D Preferred Stock (subject to a 4.99% beneficial ownership limitation). The shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock reflect the selling stockholder’s participation in both the Initial Private Placement Financing (which closed on February 9, 2026) and the Subsequent Private Placement Financing (which closed on March 10, 2026). The shares of Series D Convertible Preferred Stock were acquired in the Initial Private Placement Acquisition.

Joseph Reda, as sole member of SEG JETS SPV I LLC has voting and dispositive power over the securities held by SEG Jets. As such, Mr. Reda may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by SEG Jets. SEG Jet’s address is 135 Sycamore Drive, Roslyn, NY 11576.

(7) Shares of Common Stock to be sold pursuant to this prospectus represent the Common Shares and the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Initial Preferred Shares beneficially owned by the selling stockholder, including 39,260 Common Shares.

Mr. Schechter is an affiliate of Dawson James Securities, Inc., a registered broker-dealer. Mr. Schechter has represented to us that the shares held by it were acquired in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their shares in the ordinary course of business, or did have such an agreement or understanding, we will file a supplement to the prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

The address of Jonathan Schechter is 135 Sycamore Drive, Roslyn NY 11576.

(8) Shares of Common Stock to be sold pursuant to this prospectus represent the Common Shares and the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Initial Preferred Shares beneficially owned by the selling stockholder, including 176,674 Common Shares.

The address of Joseph Reda is 1324 Manor Circle, Pelham NY 10803.

Mr. Reda is an affiliate of Dawson James Securities, Inc., a registered broker-dealer. Mr. Reda has represented to us that the shares held by it were acquired in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their shares in the ordinary course of business, or did have such an agreement or understanding, we will file a supplement to the prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(9) Shares of Common Stock to be sold pursuant to this prospectus represent the Common Shares and the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of any Initial Preferred Shares beneficially owned by the selling stockholder, including 176,674 Common Shares.

Mr. Castaldo is an affiliate of Dawson James Securities, Inc., a registered broker-dealer. Mr. Castaldo has represented to us that the shares held by it were acquired in the ordinary course of business and that at the time of issuance, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their shares in the ordinary course of business, or did have such an agreement or understanding, we will file a supplement to the prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

The address of Gregory Castaldo is 3776 Steven James Drive, Garnet Valley PA 19060.

(10) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund, LP, hold voting and dispositive power over the securities beneficially owned by Anson East Master Fund, LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The address of Anson East Master Fund, LP is 181 Bay Street, Suite 4200, Toronto, Ontario, Canada M5J2T3.

(11) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The natural person having voting and/or dispositive power over the securities held by the selling stockholder is Thomas Walsh. The address of C/M Capital Master Fund LP is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(12) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 477,143 shares of Common Stock issuable upon conversion of 167 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The natural person having voting and/or dispositive power over the securities held by the selling stockholder is Thomas Walsh. The address of WVP Emerging Manager Onshore Fund, LLC – Structured Small Cap Lending Series is 82 East Allendale Road, Suite 5B, Saddle River, NJ 07458.

(13) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 620,000 shares of Common Stock issuable upon conversion of 217 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 620,000 shares of Common Stock issuable upon conversion of 217 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 620,000 shares of Common Stock issuable upon conversion of 217 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The natural person having voting and/or dispositive power over the securities held by the selling stockholder is Robert D. Keyser, Jr. The address of Sixth Borough Capital Fund LP is 1515 N Federal Highway, Suite 300, Boca Raton, FL 33432.

(14) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 308,571 shares of Common Stock issuable upon conversion of 108 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 308,571 shares of Common Stock issuable upon conversion of 108 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 308,571 shares of Common Stock issuable upon conversion of 108 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The natural person having voting and/or dispositive power over the securities held by the selling stockholder is Avrohom Geller. The address of Leonite Fund 1 LP is 1 Hillcrest Center Drive, Suite 232, Spring Valley, NY 10977.

(15) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2 and Series C-3 Convertible Preferred Stock acquired by the selling stockholder in the Subsequent Private Placement Financing (which closed on March 10, 2026), including (i) 71,429 shares of Common Stock issuable upon conversion of 25 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 71,429 shares of Common Stock issuable upon conversion of 25 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iii) 71,429 shares of Common Stock issuable upon conversion of 25 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation). The natural person having voting and/or dispositive power over the securities held by the selling stockholder is Andrew Haag. The address of Unicorn Capital Partners, LLC is 1688 Meridian Avenue, Suite 700, Miami Beach, FL 33139.

(16) Shares of Common Stock to be sold pursuant to this prospectus represent 16,508,571 shares of Common Stock issuable upon conversion of 5,778 shares of Series D Convertible Preferred Stock (subject to a 4.99% beneficial ownership limitation), which shares of Series D Preferred Stock are issuable to the selling stockholder pursuant to the Subsequent Acquisition Purchase Agreement, dated March 9, 2026, by and between the Company and Creatd, Inc. Creatd, Inc. is a Nevada corporation. The natural person or persons having voting and/or dispositive power over the securities held by Creatd, Inc. is Jeremy Frommer. The address of Creatd, Inc. is 1111B S. Governors Avenue, Ste. 20721, Dover, DE 19904.

(17) Shares of Common Stock to be sold pursuant to this prospectus consist of (a) 1,596,982 shares of Common Stock issuable upon the conversion of 2,491.293 shares of Series J Convertible Preferred Stock held by Mr. Jenkins (subject to the beneficial ownership limitation as described herein) and (b) 170,000 shares of Common Stock issuable upon the exercise of Series M Warrants held by Mr. Jenkins (subject to the Series M Stockholder Approval, as described herein). Mr. Jenkins serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company and is a significant stockholder of the Company. Mr. Jenkins’ address is c/o Catheter Precision, Inc., 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708.

(18) Shares of Common Stock to be sold pursuant to this prospectus consist of (a) 4,486,023 shares of Common Stock issuable upon the conversion of 6,998.195 shares of Series J Convertible Preferred Stock held by FatBoy Capital, LP (subject to the beneficial ownership limitation as described herein) and (b) 170,000 shares of Common Stock issuable upon the exercise of Series M Warrants held by FatBoy Capital, LP (subject to the Series M Stockholder Approval, as described herein). FatBoy Capital, LP is a limited partnership wholly controlled and owned by David A. Jenkins, the Company’s Chief Executive Officer and Chairman of the Board of Directors. Mr. Jenkins is the natural person with voting and dispositive power over the securities held by FatBoy Capital, LP. FatBoy Capital, LP’s address is c/o Catheter Precision, Inc., 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708.

PLAN OF DISTRIBUTION

We are registering the Common Shares and shares of Common Stock issuable upon conversion or exercise of the Series C Preferred Shares, the Series D Preferred Shares, the Series J Preferred Shares and the Series M Warrants to permit the resale of these shares of Common Stock by the applicable holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices, varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Quick Law Group PC, Boulder, Colorado.

EXPERTS

The consolidated financial statements of Catheter Precision, Inc. as of and for the years ended December 31, 2025 and 2024, incorporated by reference in this prospectus, which is a part of this registration statement, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph about the existence of substantial doubt concerning Company’s ability to continue as a going concern). Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at ir.catheterprecision.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 18, 2026;

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 8, 2026, February 6, 2026, February 12, 2026, March 9, 2026, April 15, 2026, April 23, 2026 and June 8, 2026; and

●

the description of our Common Stock that is included as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, including any amendments thereto or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

You may also access the documents incorporated by reference in this prospectus through our website at ir.catheterprecision.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

68,067,042 Shares

Catheter Precision, Inc.

COMMON STOCK

PROSPECTUS

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the Securities and Exchange Commission registration fee, all the amounts shown are estimates.

Securities and Exchange Commission Registration Fee	$8,930
Printing and engraving costs	-
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Miscellaneous Fees and Expenses	-
Total	$38,930

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DCGL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws provide that:

●

We shall indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law

●

We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

●

We will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our Board or brought to enforce a right to indemnification.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

We may not retroactively amend the bylaw provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

We have historically entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, and we may also do so in the future. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have purchased and currently intend to maintain insurance on behalf of each and any person who is or was a director or officer of us against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding all sales and issuances of securities by the registrant during the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The descriptions below are intended to summarize, and are qualified in their entirety by reference to, the actual terms of the applicable transaction documents, copies of which are filed as exhibits to this registration statement or are incorporated by reference herein. Unless otherwise indicated, no underwriters were involved in the sales and issuances described below, and each issuance was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, on the basis that the securities were offered and sold to a limited number of persons, each of which represented that it was an “accredited investor” (as defined in Rule 501 of Regulation D) and that it was acquiring the securities for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. The recipients of the securities in each such transaction had adequate access, through their relationships with the registrant or otherwise, to information about the registrant. All share and per share numbers set forth below reflect the 1-for-19 reverse stock split effected by the Company on August 15, 2025 and the 1-for-10 reverse stock split effected by the Company on July 15, 2024, unless otherwise indicated.

October 2024 — Warrant Inducement Transaction and Issuance of Series K Warrants

On October 25, 2024, the registrant entered into a warrant inducement agreement pursuant to which certain holders of the registrant’s outstanding Series E, Series F, Series G, Series H, and Series I Warrants agreed to exercise such warrants for aggregate gross proceeds of approximately $4.9 million (consisting of approximately $3.7 million from the induced exercise at a reduced price of $0.70 per share, plus approximately $1.185 million from warrant exercises in the prior week at the original exercise prices). Ladenburg Thalmann & Co. Inc. acted as exclusive warrant inducement agent. In consideration for the immediate exercise of the existing warrants, the registrant issued new Series K Warrants to purchase up to an aggregate of 10,695,962 shares of Common Stock (pre-August 2025 reverse stock split; as adjusted for the August 2025 1-for-19 reverse stock split: approximately 563,050 shares) to the participating holders. The Series K Warrants have an exercise price of $0.70 per share (as adjusted for the August 2025 reverse stock split: $13.30 per share), are exercisable only after receipt of stockholder approval of their exercise, and have a term of 5.5 years from the date of exercisability. Stockholder approval for exercise of the Series K Warrants was obtained at the special meeting of stockholders held on April 15, 2026. The Series K Warrants were issued in a private placement in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

May 2025 — Series B Convertible Preferred Stock and Series L Warrants

On May 12, 2025, the registrant entered into a Securities Purchase Agreement with three investors pursuant to which it (i) sold an aggregate of 1,500,000 shares ($1,500,000 stated value) of its newly designated Series B Convertible Preferred Stock, par value $0.0001 per share, for aggregate cash proceeds of $1,500,000 and (ii) issued an additional 1,500,000 shares ($1,500,000 stated value) of its Series B Convertible Preferred Stock as non-cash consideration to one investor in exchange for the assignment of outstanding senior secured convertible promissory notes of QHSLab, Inc. (OTCQB: USAQ) previously held by Mercer Street Global Opportunity Fund, LLC. An aggregate of up to 8,574,000 shares of Common Stock (pre-August 2025 reverse stock split; as adjusted, were reserved for issuance pursuant to conversion of the Series B Convertible Preferred Stock. In connection with this transaction, the registrant also issued Series L Warrants to the investors. The Series L Warrants are not exercisable unless and until stockholder approval of their exercise is obtained in accordance with Section 713 of the NYSE American Listed Company Manual. As of December 31, 2025, 2,229 shares of Series B Convertible Preferred Stock remained outstanding, and as of March 31, 2026, 1,632 shares of Series B Convertible Preferred Stock remained outstanding, reflecting the conversion of 597 Series B shares into an aggregate of 335,346 shares of Common Stock during the quarter ended March 31, 2026. The issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

Q1 2025 — Vested Restricted Stock Awards

During the quarter ended March 31, 2025, the registrant issued 2,631 shares of Common Stock to employees or service providers upon the vesting of restricted stock awards granted under its equity incentive plan. These issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder.

Q1 2025 — Issuance of Common Stock for Cardionomix Asset Acquisition

On or about May 5, 2025, the registrant’s subsidiary, Cardionomix, Inc. (“Cardionomix”), acquired certain assets primarily related to the Cardiac Pulmonary Nerve Stimulation (“CPNS”) System previously held by Cardionomic, Inc. As partial consideration for the asset acquisition, the registrant issued 14,473 shares of its Common Stock (fair value of approximately $113,000) in connection with the transaction. In addition, 6% of Cardionomix’s outstanding common stock was issued to certain third parties as finder’s fees; those are shares of Cardionomix, a subsidiary of the registrant, and not shares of the registrant itself. The registrant’s issuance of its Common Stock was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

Q1 2025 — Issuance of Common Stock upon Release of Prepaid Series Warrants

During the quarter ended March 31, 2025, the registrant issued 49,421 shares of Common Stock upon the release of previously issued Prepaid Series Warrants held by certain investors. These issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act..

2025 — Equity Award Grants Under the Registrant’s Equity Incentive Plan

During the fiscal year ended December 31, 2025, the registrant granted stock options to employees, directors, officers, and service providers under its equity incentive plan. Key grants include the following (all share and exercise price amounts are as adjusted for both reverse stock splits):

(i)

On January 29, 2025, the registrant granted options to purchase an aggregate of 23,684 shares of Common Stock to David A. Jenkins, the registrant’s Chief Executive Officer and Chairman of the Board, at an exercise price of $7.98 per share, vesting over a four-year period, exercisable for ten years.

(ii)

On January 6, 2025, the registrant granted options to purchase an aggregate of 26,315 shares of Common Stock to Philip Anderson, the registrant’s Chief Financial Officer, at an exercise price of $10.07 per share.

(iii)	On August 12, 2025, the registrant granted options to purchase an aggregate of 26,315 shares of Common Stock to David A. Jenkins at an exercise price of $3.42 per share.

All such grants were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as applicable.

December 2025 — Series J Convertible Preferred Stock (Royalty Right Exchange)

On December 31, 2025, the registrant entered into a Series J Exchange Agreement with David A. Jenkins, the registrant’s Chief Executive Officer and Chairman of the Board, and certain of his affiliates (the “Jenkins Holders”), pursuant to which the registrant exchanged future and accrued royalty rights in the aggregate amount of approximately $2.7 million owed to the Jenkins Holders under the LockeT Royalty Agreement for an aggregate of 9,490 shares of its newly designated Series J Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series J Preferred Stock”). The registrant derecognized $2.7 million of royalties payable due to related parties and recognized the fair value of the Series J Preferred Stock of $5.3 million, with the $2.6 million difference recorded as a loss on debt extinguishment. As of both December 31, 2025 and March 31, 2026, 9,490 shares of Series J Preferred Stock were issued and outstanding, all held by Mr. Jenkins and his affiliated entities. The Series J Preferred Stock is currently convertible into 6,083,333 shares of Common Stock on the terms set forth in the applicable Certificate of Designations. The issuance was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

December 2025 — Series M Warrants (Second Amendment to Related Party Notes)

On December 31, 2025, the registrant entered into the second amendment (the “Second Amendment”) to certain notes payable due to related parties (the “Related Party Notes”), pursuant to which (i) the maturity date of the notes payable to the Jenkins Family Charitable Institute was extended to January 31, 2028, and (ii) the maturity dates of the notes payable to FatBoy Capital, L.P. (“FatBoy”) and Mr. Jenkins were extended to January 31, 2029. As part of the Second Amendment, the registrant issued an aggregate of 170,000 Series M Warrants to FatBoy and Mr. Jenkins, respectively (the “Series M Warrants”), and transferred the Perikard membership interests to Mr. Jenkins for de minimis proceeds. The Second Amendment was accounted for as a debt extinguishment since the amended terms and conditions were substantially different from the prior terms and conditions.

Each Series M Warrant is exercisable for one share of the registrant’s Common Stock at an exercise price of $1.56 per share. The Series M Warrants are not exercisable until stockholder approval is obtained in accordance with Section 713 of the NYSE American Listed Company Manual, and expire 5.5 years after the date of exercisability. Stockholder approval for exercise of the Series M Warrants has not been obtained as of the date of this prospectus. The Series M Warrants may be exercised on a cashless basis under certain circumstances. The exercise price is subject to customary adjustments for recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations, or similar events. The Series M Warrants are callable by the registrant for $0.01 per share if the volume-weighted average price of the registrant’s Common Stock for 20 consecutive trading days exceeds $1.50 per share and the Series M Warrants have not been exercised. The Series M Warrants were issued to Mr. Jenkins and FatBoy Capital, L.P. (an entity affiliated with Mr. Jenkins) as consideration for the debt modification. The issuances were made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

February 2026 — Initial Private Placement Financing and Initial FLYTE Acquisition

On February 6, 2026, the registrant entered into a Securities Purchase Agreement (the “Initial Financing Purchase Agreement”) with certain accredited investors (the “Initial Purchasers”) and, on February 9, 2026 (the “Initial First Closing Date”), consummated the transactions contemplated thereby (the “Initial Private Placement Financing”). At the closing, the registrant issued and sold to the Initial Purchasers:

(i)	392,608 shares of Common Stock (the “Common Shares”) at a per share purchase price of $1.43; and
(ii)

An aggregate of 1,617 shares of Series C-1 Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series C-1 Preferred Stock”), at an initial conversion price of $1.43 per share, for an aggregate purchase price of $1,617,000.

On the same date, the registrant entered into a Stock Purchase Agreement (the “Initial Acquisition Purchase Agreement”) with SEG Jets SPV I LLC (“SEG Jets”), pursuant to which the registrant acquired an initial 19.98% equity interest in Fly Flyte, Inc. (“FLYTE”) in exchange for a commitment to issue 5,250 shares of its newly designated Series D Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series D Preferred Stock”). The Series D Preferred Stock was actually issued on April 20, 2026, following receipt of Stockholder Approval, as described below. The registrant also entered into a Registration Rights Agreement with the Initial Purchasers and SEG Jets pursuant to which it agreed to register the resale of the Common Shares and the Common Stock underlying the Series C-1, C-2, C-3, and Series D Preferred Stock no later than 30 days following the Initial First Closing Date. The registration statement of which this prospectus forms a part has been filed in satisfaction of that obligation. The securities were issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

March 2026 — Subsequent Private Placement Financing and Subsequent FLYTE Acquisition

On March 9, 2026, the registrant entered into a Securities Purchase Agreement (the “Subsequent Financing Purchase Agreement”) with twelve accredited investors (the “Subsequent Purchasers”) and, on March 10, 2026 (the “Subsequent First Closing Date”), consummated the transactions contemplated thereby (the “Subsequent Private Placement Financing”). At the closing, the registrant issued and sold to the Subsequent Purchasers:

(i)	An aggregate of 1,853 shares of Series C-1 Preferred Stock for an aggregate purchase price of $1,853,000;
(ii)

An aggregate of 1,853 shares of Series C-2 Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series C-2 Preferred Stock”), for an aggregate purchase price of $1,853,000; and

(iii)

An aggregate of 1,853 shares of Series C-3 Convertible Preferred Stock, par value $0.0001 per share and stated value of $1,000 per share (the “Series C-3 Preferred Stock”), for an aggregate purchase price of $1,853,000.

Also on March 9, 2026, the registrant entered into a Stock Purchase Agreement (the “Subsequent Acquisition Purchase Agreement”) with Creatd, Inc. (“Creatd”), pursuant to which the registrant acquired the remaining 80.02% of the outstanding equity of FLYTE and 100% of the membership interests of Ponderosa Air, LLC. In connection with the Subsequent Acquisition, the registrant became obligated to issue to Creatd 5,778 shares of Series D Preferred Stock as partial equity consideration. The Series D Preferred Stock was actually issued on April 20, 2026, following receipt of Stockholder Approval, as described below. As additional consideration, the registrant issued to Creatd a promissory note in the principal amount of $5,000,000 (the “Creatd Note”). The registrant also entered into a Subsequent Registration Rights Agreement with the Subsequent Purchasers and Creatd pursuant to which it agreed to register the resale of the Common Stock underlying the Series C-1, C-2, C-3, and Series D Preferred Stock. The registration statement of which this prospectus forms a part has been filed in satisfaction of that obligation. The securities were issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

April 2026 — Stockholder Approval; Series C-2 and Series D Closings; Warrant Exercises

At a special meeting of stockholders held on April 15, 2026 (the “Stockholder Approval Date”), the registrant’s stockholders approved, among other things, the issuance of shares of Common Stock upon conversion of the Series C-1, C-2, C-3, and Series D Preferred Stock (the “Stockholder Approval”). Following the Stockholder Approval:

(i)

On April 20, 2026, the registrant issued an aggregate of 5,250 shares of Series D Preferred Stock to SEG Jets (pursuant to the Initial Acquisition Purchase Agreement) and 5,778 shares of Series D Preferred Stock to Creatd (pursuant to the Subsequent Acquisition Purchase Agreement), for an aggregate of 11,028 shares of Series D Preferred Stock. The Series D Preferred Stock is convertible into up to 31,508,571 shares of Common Stock at the Floor Price of $0.35 per share.

(ii)

On April 21, 2026, the registrant issued an aggregate of 3,470 shares of Series C-2 Preferred Stock to the Subsequent Purchasers for aggregate gross proceeds of $3,470,000. The Series C-2 Preferred Stock is convertible into up to 9,914,286 shares of Common Stock at the Floor Price of $0.35 per share.

Except as described above, no underwriters were engaged and no underwriting discounts or commissions were paid in connection with the issuances of unregistered securities described in this Item 15. Each recipient of such securities was an “accredited investor” within the meaning of Rule 501(a) of Regulation D and had adequate access to information about the registrant. No general solicitation or general advertising was used in connection with any of the transactions described herein.

Item 16. Exhibits

Exhibit Number	Exhibit Description

2.1

Amended and Restated Agreement and Plan of Merger, dated January 9, 2023, by and among the Registrant, certain subsidiaries, and Catheter Precision, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2023).

3.1

Form of Certificate of Designations of Series C-1 Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2026).

3.2

Form of Certificate of Designations of Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2026).

3.3

Certificate of Amendment to the Certificate of Designations of Series C-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on March 6, 2026 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2026).

3.4

Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock dated February 9, 2026, as corrected by Certificate of Correction dated February 12, 2026 (incorporated herein by reference to Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2026).

3.5

Amendment to Certificate of Correction of Preferences, Rights and Limitations of Series J Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2026).

4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-K filed with the Securities and Exchange Commission on May 22, 2020).

4.2	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2020).

4.3	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2020).

4.4	Form of Warrant (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 16, 2020).

4.5	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 16, 2020).

4.6

Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 16, 2020).

4.7

Form of Series B Warrant (incorporated herein by reference to Exhibit 4.9 to the Company’s Amendment to Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 3, 2022).

4.8	Form of Series C Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2022).

4.9

Warrant Agency Agreement, dated February 8, 2022, by and between the Registrant and American Stock & Trust Company LLC. (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2022).

4.10

Amendment No. 1, dated July 22, 2022, to February 8, 2022 Warrant Agency Agreement by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 15, 2022.

4.11	Form of Series E Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2023).

4.12	Form of Series F Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2023).

4.13	Form of Series G Warrant (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2023).

4.14	Form of Series H Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2024).

4.15	Form of Series I Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2024).

4.16	Form of Series J Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2024).

4.17	Form of Series K Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2024).

4.18	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.16 to the Company’s Current Report on Form S-1/A filed with the Securities and Exchange Commission on June 26, 2024).

4.19

Form of Warrant Agency Agreement dated as of September 3, 2024 entered into by and between the Registrant and Equiniti Trust Company, LLC (incorporated herein by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2024).

10.1

Securities Purchase Agreement, dated February 6, 2026, by and among the Company and the investor signatory thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2026).

10.2

Securities Purchase Agreement, dated February 6, 2026, by and among the Company and SEG Jets LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2026).

10.3

Registration Rights Agreement, dated February 6, 2026, by and among the Company and the investors signatory thereto (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2026).

10.4

Securities Purchase Agreement, dated March 9, 2026, by and among the Company and the investors signatory thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2026).

10.5

Stock Purchase Agreement, dated March 9, 2026, by and between the Company and Creatd, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2026).

10.6

Registration Rights Agreement, dated March 9, 2026, by and among the Company, the investors signatory thereto and Creatd, Inc. (incorporated herein by reference to Exhibit 10.14.5 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026).

10.7*	Form of Amendment and Waiver, dated as of June 28, 2026, by and among Catheter Precision, Inc. and the buyer parties thereto.

5.1*	Opinion of Quick Law Group PC.

23.1*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Quick Law Group PC (included in Exhibit 5.1).

24.1**	Power of Attorney.

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10 (a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on July 2, 2026.

Catheter Precision, Inc.

By:	/s/ David A. Jenkins
Name:	David A. Jenkins
Title:	Director, Executive Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Jenkins	Director, Executive Chairman of the Board and	July 2, 2026
David A. Jenkins	Chief Executive Officer (Principal Executive Officer)

*	Chief Financial Officer and Secretary	July 2, 2026
Philip Anderson	(Principal Financial and Accounting Officer)

*	Director	July 2, 2026
Andrew Arno

*	Director	July 2, 2026
James J. Caruso

*	Director	July 2, 2026
Martin Colombatto

* By:                    /s/ David A. Jenkins

David A. Jenkins

Attorney-in-Fact